QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Entity Name	Country
Polycom, Inc. (Parent)	United States of America
Polycom Global, LLC	United States of America
Polycom Global, Inc.	Barbados
Polycom, K.K.	Japan
Polycom Hong Kong Limited	Hong Kong
Polycom Solutions Pte. Ltd.	Singapore
Polycom Global Pty. Ltd.	Australia
Poly Com, S. de R.L. C.V.	Mexico
Polyspan, Ltd.	United Kingdom
Polyspan, B.V.	Netherlands
Polyspan, S.A.R.L.	France
Polyspan, GmbH	Germany
Polyspan, AS	Norway
Polyspan Switzerland, Gmbh	Switzerland
Polycom Global Company, Ltd.	Thailand

QuickLinks

Exhibit 21.1
Subsidiaries of the Registrant